EXHIBIT 5.1

October 9, 2025

MICHAEL GILLESPIE, CPA, MS TAX

PLYMALE & GILLESPIE CPAS, PLLC

1112 Daniels Street #110

Vancouver, WA 98660

By email transmission to:

mikeg@mjpcpa.net

Re: Calor Del Sol, Inc. — Audit Inquiry as of October 4, 2025

Dear Mr. Gillespie:

At the request of Calor Del Sol, Inc. (the “Company”), we are providing this letter in connection with your audit of the Company’s financial statements for the fiscal year ended April 30, 2025.

Pending or Threatened Litigation, Claims, and Assessments

We are not aware of any pending or threatened litigation, claims, or assessments involving Calor Del Sol, Inc. as of October 4, 2025, or during the period from that date to the date of this letter.

Likewise, there are no pending or threatened litigation, claims, or assessments with respect to which we have been engaged but as to which we have not yet devoted substantive attention.

Unasserted Claims and Assessments

We confirm that we are not aware of any unasserted possible claims or assessments that we have advised Calor Del Sol, Inc. are probable of assertion and must be disclosed in accordance with FASB Accounting Standards Codification 450, Contingencies.

We have advised the Company that whenever, in the course of performing legal services for the Company with respect to a matter involving an unasserted possible claim or assessment that may call for financial-statement disclosure, and we form a professional conclusion that the Company should disclose or consider disclosing such a possible claim or assessment, we will so advise and consult with the Company concerning the question of such disclosure and the applicable requirements of FASB Accounting Standards Codification 450, Contingencies. The Company has indicated that it understands this advisement.

Other Matters

As of October 4, 2025, and as of the date of this letter, Calor Del Sol, Inc. is not indebted to this firm for any services or expenses, billed or unbilled.

Limitations

This response is limited to matters to which we have given substantive attention on behalf of Calor Del Sol, Inc. in the course of our professional engagement. We express no opinion concerning any matters other than those described above.

Effective Date of Response

The effective date of this response is October 9, 2025.

Please feel free to contact me if you have any questions or require further clarification.

Best regards,

/s/ Andrew J. Befumo

Andrew J. Befumo, Managing Member

Law Offices of Andrew Befumo, PLLC

1629 K St., NW Suite 300

Washington, DC 20006

703-216-8712

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